Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Global Total Return Fund, Inc.:

We consent to the use of our report dated December 18, 2015 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

December 23, 2015